Exhibit 99.1

Media Contact: Bob Klein (414) 343-4433

Financial Contact: Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON SECOND-QUARTER 2010 RESULTS SHOW CONTINUED

IMPROVEMENT IN KEY AREAS

Company Generates Earnings Per Share of $0.59 from Continuing Operations

Results Reflect Benefits of Restructuring and Continued Improvement

in HDFS Performance

Retail Harley-Davidson® Motorcycle Sales Decline Continues to Moderate

MILWAUKEE, July 20, 2010 — Harley-Davidson, Inc. (NYSE: HOG) reported second-quarter 2010 income from continuing operations of $139.3 million, or $0.59 per share, compared to income of $33.4 million and earnings per share of $0.14 from continuing operations in the year-ago quarter. Second-quarter 2010 results include operating income from Financial Services of $60.8 million. Revenue from Motorcycles and Related Products was $1.14 billion in the second quarter.

Worldwide retail sales of new Harley-Davidson® motorcycles decreased 5.5 percent in the quarter compared to the second quarter of 2009, a sequential moderation in the rate of decline from the prior four quarters. In the U.S., retail new Harley-Davidson motorcycle sales were down 8.4 percent and in international markets, retail sales were largely flat, down 0.2 percent compared to last year’s second quarter.

For the first six months of 2010, Harley-Davidson income from continuing operations was $208.0 million, or $0.89 per share, a 28.9 percent increase from the year-ago period.

“Harley-Davidson is making steady progress at executing its strategy to deliver results through focus,” said Keith Wandell, President and Chief Executive Officer of Harley-Davidson, Inc. “We are seeing the benefits of our restructuring and continuous improvement activities reflected in our earnings performance.

“We are pleased with the continued moderation in the rate of decline of retail new Harley-Davidson motorcycle sales again in the second quarter. At the same time, we continue to believe conditions will remain challenging this year for new motorcycle purchases and we will manage the business based on that expectation, with a continued strong focus on managing supply in line with demand,” Wandell said.

“Despite the decline in second-quarter retail motorcycle sales, we believe interest in the Harley-Davidson brand remains strong among riders of all generations. In fact, Harley-Davidson is the U.S. market share leader of on-road motorcycles among young adults. We will continue to focus our resources on expanding the global reach of the brand and developing new products that will reach even more riders going forward,” Wandell said. “I would like to thank our employees for their continued hard work and support of our strategy.”

Harley-Davidson Motorcycles and Related Products Segment

Second-Quarter Segment Results: Revenue from Harley-Davidson motorcycles during the second quarter of 2010 of $831.6 million was up 2.8 percent compared to the year-ago period. In line with guidance, the Company shipped 59,046 Harley-Davidson motorcycles to dealers and distributors worldwide during the quarter, compared to shipments of 58,179 motorcycles in the second quarter of 2009.

Revenue from Parts and Accessories totaled $231.8 million during the quarter, up 0.2 percent, and revenue from General Merchandise, which includes MotorClothes® apparel, was $67.4 million, down 3.2 percent compared to the year-ago period.

Gross margin was 35.0 percent in the second quarter, compared to 34.1 percent in the year-ago period. Second-quarter operating margin decreased to 13.9 percent from 15.3 percent in the second quarter of 2009.

Six-Month Segment Results: Through the first six months of 2010, shipments of Harley-Davidson motorcycles were 112,720 units, a 15.2 percent decrease compared to last year’s 132,849 units for the period. Revenue from Harley-Davidson motorcycles through six months was $1.64 billion, a 9.8 percent decrease compared to the year-ago period. Six-month P&A revenue was $380.9 million, a 5.0 percent decrease from the first half of 2009. General Merchandise revenue was $133.6 million, a 7.7 percent decrease compared to the same period in 2009. Gross margin through six months was 35.7 percent and operating margin was 13.1 percent, compared to 35.7 percent and 16.8 percent respectively in last year’s first half.

Retail Harley-Davidson Motorcycle Sales

During the second quarter of 2010, dealer retail sales of new Harley-Davidson motorcycles decreased 5.5 percent worldwide, 8.4 percent in the U.S. and 0.2 percent in international markets, compared to the prior-year quarter. Second-quarter retail results reflect a sequential moderation in the rate of decline from the prior four quarters, although the basis for comparison has decreased over that period. Industry-wide U.S. heavyweight motorcycle (651cc-plus) retail unit sales decreased 10.1 percent in the second quarter compared to the year-ago period.

Through six months, worldwide retail sales of Harley-Davidson motorcycles decreased 10.7 percent compared to the prior-year period. U.S. retail sales of Harley-Davidson motorcycles decreased 15.3 percent for the first half of the year while the U.S. heavyweight market segment was down 14.7 percent for the same period, compared to the year-ago period. In international markets, retail sales of new Harley-Davidson motorcycles decreased 1.1 percent for the first six months of 2010 compared to 2009.

Second-quarter-and first-half data are listed in the accompanying tables.

Guidance

The Company reiterated its expectation to ship 201,000 to 212,000 Harley-Davidson motorcycles to dealers and distributors worldwide in 2010, a reduction of five to ten percent from 2009. In the third quarter of 2010, the Company expects to ship 53,000 to 58,000 Harley-Davidson motorcycles. Harley-Davidson now expects gross margin to be between 32.5 percent and 34.0 percent for the full year, versus the prior estimate of 32.0 percent to 33.5 percent. The Company continues to expect full-year capital expenditures of between $235 million and $255 million, including $95 million to $110 million to support restructuring activities.

Financial Services Segment

Second-quarter operating income from Financial Services was $60.8 million, compared to an operating loss of $90.5 million in the year-ago quarter. Last year’s second-quarter results were affected by two non-recurring, non-cash charges totaling $101.1 million to establish a credit loss provision related to the reclassification of motorcycle loan receivables and to write off all HDFS goodwill. Through six months, operating income from Financial Services was $87.5 million, compared to an operating loss of $79.3 million in the first half of 2009.

Restructuring Update

The Company continues to expect previously announced restructuring activities begun in 2009 to result in total one-time charges of $430 million to $460 million into 2012, including charges of $175 million to $195 million in 2010. In 2010, the Company continues to expect savings of $135 million to $155 million from previously announced restructuring activities, increasing to expected annual ongoing savings of approximately $240 million to $260 million upon completion of these restructuring activities.

The Company and the unions representing its Wisconsin production employees are scheduled to begin negotiations this week on new labor agreements that would take effect upon the expiration of the current contracts in April 2012. Through the negotiation of new agreements, the Company seeks to close large cost gaps in its Milwaukee-area and Tomahawk production operations and improve flexibility to meet seasonal and other customer-driven production needs. If Harley-Davidson is unable to achieve those objectives through agreement with the unions by mid-September 2010, the Company has said it will move Wisconsin production operations to another U.S. location. The financial effects of a decision on Wisconsin production operations are not included in the restructuring costs and savings delineated above. The Company will provide updated cost and savings information at such time as it discloses a final decision on the Wisconsin operations. The Company will retain corporate headquarters, product development and the Harley-Davidson Museum in Milwaukee, regardless of the outcome of its decision on production operations.

Income Tax Rate

The Company’s second-quarter effective income tax rate from continuing operations was 29.2 percent compared to 59.9 percent in the same quarter last year. The rate decrease was generally due to the non-recurrence of a $28.4 million non-deductible goodwill impairment charge incurred in the second quarter of 2009 as well as the favorable conclusion of an IRS audit in the second-quarter of 2010 and, in connection with the settlement, an adjustment to income taxes payable. The Company now expects its 2010 full-year effective tax rate from continuing operations to be approximately 36.0 percent.

Cash Flow

Cash and marketable securities totaled $1.50 billion as of June 27, 2010, compared to $1.02 billion at the end of last year’s second quarter. Cash provided by operating activities of continuing operations was $726.0 million and capital expenditures were $45.8 million during the first half of 2010.

Discontinued Operations

The Company continues to be in discussions with potential buyers regarding its previously announced intention to sell MV Agusta. For the second quarter of 2010, Harley-Davidson, Inc. incurred a $68.1 million loss from discontinued operations, comprised of operating losses as well as a fair value adjustment of $61.5 million net of taxes. Including discontinued operations, the Company reported earnings per share of $0.30 in the second quarter of 2010. Through the first six months of 2010, Harley-Davidson, Inc. incurred a $103.5 million loss from discontinued operations. First-half earnings per share, including discontinued operations, were $0.45.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company (HDMC), Harley-Davidson Financial Services (HDFS), Buell Motorcycle Company (Buell), and MV Agusta.

Conference Call and Webcast Presentation

Harley-Davidson will discuss second-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.”

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its business strategy and divest certain company assets, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) successfully achieve with our labor unions flexible and cost-effective agreements to accomplish restructuring goals and long-term competitiveness, (iv) manage the risks that our independent dealers may have difficulty obtaining capital, and adjusting to the recession and slowdown in consumer demand, (v) manage supply chain issues, (vi) anticipate the level of consumer confidence in the economy, (vii) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (viii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (ix) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (x) manage production capacity and production changes, (xi) provide products, services and experiences that are successful in the marketplace, (xii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiii) sell all of its motorcycles and related products and services to its independent dealers, (xiv) continue to develop the capabilities of its distributor and dealer network, (xv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvi) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xvii) adjust to healthcare inflation and reform, pension reform and tax changes, (xviii) retain and attract talented employees, (xix) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, and (xx) implement and manage enterprise-wide information technology solutions and secure data contained in those systems.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current turbulent capital, credit and retail markets and our ability to adjust to the recession.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

TABLES FOLLOW

Harley-Davidson, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
Net revenue from motorcycles and related products	$1,135,101	$1,135,734	$2,172,436	$2,414,166
Gross profit	396,984	387,195	776,531	861,241
Selling, administrative and engineering expense	208,952	197,871	414,156	406,042
Restructuring expense	30,125	15,131	78,361	49,993

Operating income from motorcycles & related products	157,907	174,193	284,014	405,206

Financial services revenue	173,705	123,967	343,542	228,634
Financial services expense	112,860	186,086	256,015	279,548
Goodwill impairment	—	28,387	—	28,387

Operating income (loss) from financial services	60,845	(90,506)	87,527	(79,301)

Operating income	218,752	83,687	371,541	325,905
Investment income	1,551	317	2,427	2,270
Interest expense	23,591	840	47,046	10,586

Income before income taxes	196,712	83,164	326,922	317,589
Provision for income taxes	57,425	49,787	118,894	156,159

Income from continuing operations	139,287	33,377	208,028	161,430
Loss from discontinued operations, net of tax	(68,130)	(13,627)	(103,546)	(24,333)

Net income	$71,157	$19,750	$104,482	$137,097

Earnings per common share from continuing operations:
Basic	$0.60	$0.14	$0.89	$0.69
Diluted	$0.59	$0.14	$0.89	$0.69

Loss per common share from discontinued operations:
Basic	$(0.29)	$(0.06)	$(0.44)	$(0.10)
Diluted	$(0.29)	$(0.06)	$(0.44)	$(0.10)

Earnings per common share:
Basic	$0.30	$0.08	$0.45	$0.59
Diluted	$0.30	$0.08	$0.45	$0.59

Weighted-average common shares:
Basic	233,314	232,616	233,094	232,442
Diluted	234,853	233,520	234,493	233,088

Cash dividends per common share	$0.10	$0.10	$0.20	$0.20

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) June 27, 2010	December 31, 2009	(Unaudited) June 28, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,414,912	$1,630,433	$1,023,401
Marketable securities	86,518	39,685	—
Accounts receivable, net	248,620	269,371	253,544
Finance receivables held for investment, net	1,061,598	1,436,114	1,651,700
Restricted finance receivables held by variable interest entities, net (1)	743,697	—	—
Inventories	296,920	323,029	403,524
Assets of discontinued operations	85,126	181,211	243,925
Restricted cash held by variable interest entities (1)	344,595	—	—
Other current assets	304,015	462,106	346,299

Total current assets	4,586,001	4,341,949	3,922,393

Finance receivables held for investment, net	1,717,644	3,621,048	3,472,325
Restricted finance receivables held by variable interest entities, net (1)	2,850,684	—	—
Other long-term assets	1,069,564	1,192,521	1,369,968

	$10,223,893	$9,155,518	$8,764,686

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$833,904	$676,599	$796,222
Liabilities of discontinued operations	61,501	69,535	72,349
Short-term debt	322,941	189,999	1,690,910
Current portion of long-term debt	341,452	1,332,091	—
Current portion of long-term debt held by variable interest entities (1)	817,602	—	—

Total current liabilities	2,377,400	2,268,224	2,559,481

Long-term debt	2,825,334	4,114,039	3,038,387
Long-term debt held by variable interest entities (1)	2,227,025	—	—
Pension liability and postretirement healthcare benefits	509,441	509,804	754,733
Other long-term liabilities	147,689	155,333	159,302

Total shareholders’ equity (1)	2,137,004	2,108,118	2,252,783

	$10,223,893	$9,155,518	$8,764,686

(1)	On January 1, 2010, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140,” (codified within ASC Topic 860) and SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (codified in ASC Topic 810, “Consolidations”). In accordance with ASC Topic 810, the Company determined that it is the primary beneficiary of its formerly unconsolidated variable interest entities. Accordingly, the Company began consolidating the variable interest entities on January 1, 2010. As a result of the consolidation, the Company recorded a reduction to retained earnings of $40.6 million net of tax.

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended
	June 27, 2010	June 28, 2009

Net cash provided by (used by) operating activities of continuing operations	$726,010	$(124,962)

Cash flows from investing activities of continuing operations:
Capital expenditures	(45,754)	(49,113)
Finance receivables held for investment, net	162,376	(26,099)
Collection of retained securitization interests	—	26,904
Net change in marketable securities	(47,144)	—

Net cash provided by (used by) investing activities of continuing operations	69,478	(48,308)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of senior unsecured notes	—	589,255
Proceeds from securitization debt	—	497,771
Repayments of securitization debt	(1,007,271)	(13,907)
Net increase (decrease) in credit facilities and unsecured commercial paper	38,235	(392,366)
Net borrowings of asset-backed commercial paper	—	87,706
Net change in restricted cash	21,946	(76,658)
Dividends	(47,033)	(46,913)
Purchase of common stock for treasury	(1,191)	(296)
Excess tax benefits from share-based payments	3,400	147
Issuance of common stock under employee stock option plans	7,184	10

Net cash (used by) provided by financing activities of continuing operations	(984,730)	644,749

Effect of exchange rate changes on cash and cash equivalents of continuing operations	(3,172)	18,662

Net (decrease) increase in cash and cash equivalents of continuing operations	(192,414)	490,141

Cash flows from discontinued operations:
Cash flows from operating activities of discontinued operations	(22,010)	(39,445)
Cash flows from investing activities of discontinued operations	—	(11,843)
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	(1,856)	(1,217)

	(23,866)	(52,505)

Net (decrease) increase in cash and cash equivalents	$(216,280)	$437,636

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	$1,630,433	$568,894
Cash and cash equivalents of discontinued operations - beginning of period	6,063	24,664
Net (decrease) increase in cash and cash equivalents	(216,280)	437,636
Less: Cash and cash equivalents of discontinued operations - end of period	(5,304)	(7,793)

Cash and cash equivalents - end of period	$1,414,912	$1,023,401

Net Revenue and Motorcycle

Shipment Data

(Unaudited)

	Three months ended		Six months ended
	June 27, 2010	June 28, 2009	June 27, 2010	June 28, 2009
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$831,631	$808,709	$1,640,437	$1,819,518
Buell® motorcycles	116	22,132	10,906	41,276
Parts & Accessories	231,784	231,339	380,870	401,001
General Merchandise	67,360	69,600	133,615	144,790
Other	4,210	3,954	6,608	7,581

	$1,135,101	$1,135,734	$2,172,436	$2,414,166

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	33,957	35,194	69,625	87,904
International	25,089	22,985	43,095	44,945

Total Harley-Davidson	59,046	58,179	112,720	132,849

Buell	620	2,702	2,394	5,143

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	20,486	20,989	43,371	46,964
Custom	24,170	22,245	46,742	54,164
Sportster®	14,390	14,945	22,607	31,721

Total Harley-Davidson	59,046	58,179	112,720	132,849

Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
North America Region
United States	49,841	54,410	81,686	96,451
Canada	4,897	5,015	6,792	6,882

Total North America Region	54,738	59,425	88,478	103,333

Europe Region (Includes Middle East and Africa)
Europe*	15,909	15,327	23,467	22,894
Other	1,207	971	2,138	1,792

Total Europe Region	17,116	16,298	25,605	24,686

Asia Pacific Region
Japan	3,237	4,022	5,255	6,292
Other	2,222	2,403	4,638	5,051

Total Asia Pacific Region	5,459	6,425	9,893	11,343

Latin America Region	1,633	1,420	2,895	2,789

Total Worldwide Retail Sales	78,946	83,568	126,871	142,151

Data Source (subject to update)

Data source for all 2009 and 2010 retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*	Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Market Data

	Six months ended
	June 30, 2010	June 30, 2009
United States[1]	151,679	177,880

	Five months ended
	May 31, 2010	May 31, 2009
Europe[2]	158,637	165,087

1 -	United States industry data includes 651+cc models, derived from submission of new motorcycle retail sales by each major manufacturer to an independent third party. This data is subject to revision and update. Industry data includes three-wheeled vehicles.
2 -	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models, derived from information provided by Giral S.A., an independent agency. Europe market data is reported on a one-month lag. This data is subject to revision and update. Industry data includes three-wheeled vehicles.